Exhibit 2


                  THIS STOCK OPTION AGREEMENT, dated as of May 3, 2001 (this "Agreement"), is made by and among Bridge Information Systems, Inc. a Missouri corporation ("Bridge"), Reuters America Inc., a Delaware corporation ("RAM"), and Reuters S.A., a corporation organized under the laws of Switzerland (together with RAM, "Purchaser").

                  WHEREAS, Bridge wishes to grant to Purchaser the right and option to purchase from Bridge, subject to the terms and conditions set forth herein, its equity interest in Savvis Communications Corporation, a Delaware Corporation ("Savvis"); and

                  WHEREAS, Bridge and Purchaser entered into an asset purchase agreement dated May 3, 2001 (as amended or otherwise modified from time to time, the "APA") which was approved and authorized by Order of the Bankruptcy Court dated May 5, 2001 and provides for the granting of the right and option contained herein;

                  NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:



                           1. Option Grant. Bridge hereby grants to Purchaser
the right and option (the "Savvis Stock Option") to purchase the 45,483,702 shares of capital stock of Savvis held as of the date hereof, directly or indirectly, by Bridge (the "Savvis Shares"), which Savvis Stock Option shall be exercisable from time to time in whole or in part upon five (5) business days notice to Bridge either before the consummation of the transactions contemplated under the APA (the "Closing"), at the Closing or within ninety (90) days after the Closing (provided that, if a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is required for such exercise, a notice of exercise may be made, subject to the making of all requisite filings under the HSR Act (which may be made at the election of Purchaser, and in which Bridge agrees to cooperate as contemplated in Section 7.8 of the APA) and the expiration of the waiting period thereunder, and such notice will be deemed timely if given prior to the expiration of the option period referred to above), at a per share exercise price of the higher of (i) $2.50 (subject to adjustment to reflect stock splits and similar changes in the capital structure of Savvis) and (b) the volume weighted average trading price of the Savvis Shares during the five (5) trading day period immediately preceding the date on which the Purchaser gives notice of its exercise of the Savvis Stock Option, provided that until such time as Purchaser otherwise first becomes an "interested stockholder" as defined in Section 203 of the Delaware General Corporation Law ("DGCL"), the exercise of the option shall be limited to such number of shares of stock of Savvis as would not at the time result in the holder becoming such an "interested stockholder" unless and until the Savvis Board shall have approved such acquisition and, provided further, that until such time as the Savvis Stock Option is exercised in full or Purchaser's right to exercise the Savvis Stock Option expires, Purchaser shall enjoy the right to vote a number of the Savvis Shares equal to the lesser of (x) the


                                      Ex-2
number of Savvis Shares for which the option is exercisable from time to time and (y) unless and until the waiting period has expired with respect to any requisite filing under the HSR Act (which may be made at the election of Purchaser, and in which Bridge agrees to cooperate as contemplated in Section
7.8 of the APA), such number of Savvis Shares which may be acquired by Purchaser without the making of a filing under the HSR Act from time to time, on all matters with respect to which such shares are entitled to vote under either the DGCL or Savvis' certificate of incorporation or by-laws, and Bridge shall retain the right to designate one (1) director to the Savvis Board. If Bridge or any of its affiliates shall at any time seek to transfer any of the Savvis Shares, any transferee thereof shall be required to take subject to the provisions hereof and to execute an acknowledgment to such effect in form and substance satisfactory to Purchaser.

                           2. Additional Matters and Further Assurances. Subject
to the terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals required under this Agreement.

                           3. Notices. All notices, claims, demands, and other
communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                           If to Purchaser, to

                           Reuters America Inc.
                           The Reuters Building
                           3 Times Square
                           20th Floor
                           New York, New York  10036
                           Telecopy:  (646) 223-4239
                           Attention:  General Counsel

                           with a copy to

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, NY  10153
                           Telecopy: (212) 310-8007
                           Attention:     David Zeltner, Esq.
                                          S. Wade Angus, Esq.

                           If to Bridge, to

                           Bridge Information Systems, Inc.
                           3 World Financial Center
                           New York, New York 10281
                           Telecopy:  (212) 372-7148
                           Attention:     Sankar Krishnan
                                          Zachary Snow, Esq.

                           with copies to

                           Cleary, Gottlieb, Steen & Hamilton
                           1 Liberty Plaza
                           New York, NY 10006
                           Telecopy:  (212) 225-3999
                           Attention:     Thomas Moloney, Esq.
                                          Filip Moerman, Esq.

                           and:

                           Bear Stearns & Co, Inc.
                           245 Park Avenue
                           New York, NY  10107
                           Telecopy:  (212) 881-9686
                           Attention:     Mr. Davies Beller
                                          Mr. Paul Keblish

                           4. Publicity. The parties hereto shall consult with
each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or other public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel, provided that to the extent practicable, each party shall give prior notice to the other parties of the content and timing of any such press release or other public prior to issuance.

                           5. Governing Law. Except as required by mandatory
provisions of the DGCL, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction.

                           6. Amendment. This Agreement may not be amended
except by an instrument in writing signed on behalf of the parties hereto.

                           7. Counterparts; Effectiveness. This Agreement may be
executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This

Agreement shall be binding on the parties only upon execution and delivery by the parties hereto.

                           8. Severability; Validity; Parties in Interest. If
any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.



                               BRIDGE INFORMATION SYSTEMS, INC.


                               By:   /s/     Sankar Krishnan
                                     -----------------------------------
                                     Name:   Sankar Krishnan
                                     Title:  Chief Restructuring Officer


                                     REUTERS AMERICA INC.
                                        REUTERS S.A.


                               By:   /s/      Devin Wenig
                                     -----------------------------------
                                     Name:    Devin Wenig
                                     Title:   President, Reuters
                                     Information of Reuters America. and
                                     Attorney-in-fact for Reuters S.A.